UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SUNSET FINANCIAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sunset Financial Resources, Inc. is filing materials contained in this Schedule 14A with the Securities and Exchange Commission relating to the definitive proxy statement and accompanying proxy card filed with the Commission on September 8, 2006 and to be used in connection with the special meeting of stockholders of Sunset scheduled to be held on October 6, 2006. Sunset urges stockholders to read its definitive proxy statement because it contains important information.

On August 28, 2006, Mercury Real Estate Advisors LLC, one of Sunset’s largest stockholders, sent the following letter to the boards of directors of Sunset and Alesco in support of their proposed merger and issued the letter as a press release:

MERCURY REAL ESTATE ADVISORS LLC

Three River Road

Greenwich, Connecticut 06807

August 28, 2006

Alesco Financial Trust

Board of Directors

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

Sunset Financial Resources, Inc.

Board of Directors

10245 Centurion Parkway, 3rd Floor

Jacksonville, Florida 32256

Dear Boards:

Mercury Real Estate Advisors LLC and its affiliates (“Mercury”) is one of the largest shareholders of both Alesco Financial Trust (“Alesco”) and Sunset Financial Resources, Inc. (“Sunset”) with ownership stakes of approximately 9.5% and 9.8% in Alesco and Sunset, respectively. In light of the special meeting in early October during which holders will vote on the suggested transaction, we would like to express our unqualified support of the proposed merger of the two companies and announce that we will be voting in favor of the transaction for the following reasons:

(1)	The merger of Alesco and Sunset will create a company that can drive significant earnings momentum through its investment in higher- yielding assets such as bank and insurance trust preferred securities, middle-market leveraged loans and asset-backed securities. In particular, the merged company will be able to capitalize on the tremendous growth opportunities within the bank and insurance trust preferred market given the attractiveness of this financing option for potential issuers, which consists of over 4,500 small banks and thrifts as well as close to 500 insurance companies. The rapid redeployment of Sunset’s assets from the highly competitive residential mortgage backed securities market into the growing bank and insurance trust preferred market should provide an uplift to the company’s return on equity (“ROE”) and will further position the company as the leading investor with a distinct competitive advantage in this nascent market segment.

(2)	The hiring of Cohen Brothers Management LLC (“Cohen Brothers”) as the external manager will give stewardship of the new company’s assets to a proven manager with strong credit analysis resources, a robust origination platform and seasoned executives with many years of experience in the capital markets. Cohen Brothers is a market leader in the origination and management of trust preferred securities issued by banks, insurance companies and REITs with more than $17 billion in assets under management. Investment vehicles associated with the Cohen Brothers management team have also provided outstanding returns for shareholders as evidenced by RAIT Investment Trust’s compound annual return since January 1998 of over 20% and Taberna Realty Finance Trust’s total return of more than 50% since its initial 144A capital raise in April 2005.

(3)	The merger will create significantly improved liquidity for both Alesco and Sunset shareholders and will allow greater accessibility to the capital markets, which is critical for future growth. With a market capitalization of only $87 million, Sunset currently lacks sufficient scale to be of interest to most institutional investors and, as a result, suffers from poor liquidity. The merger, however, will create a larger and well-capitalized company with an aggressive growth strategy, a well-known and highly respected manager and greatly improved share liquidity.

In summary, we believe shareholders of both companies will benefit from the proposed merger as it will create a market-leading specialty finance vehicle that will thrive under the leadership of Cohen Brothers Management LLC.

Sincerely yours,

MERCURY REAL ESTATE ADVISORS LLC

David R. Jarvis	Malcolm F. MacLean IV
Chief Executive Officer	President